 Exhibit 99.2

AUTOMATIC SHARE PURCHASE PLAN AGREEMENT

THIS AGREEMENT is made this 14th day of March, 2017 (the “Effective Date”).

BETWEEN:

Legion Partners Asset Management, LLC, a Delaware limited liability corporation, formed and organized under the laws of the State of Delaware (“Insider”)

- and -

CANTOR FITZGERALD & CO., a partnership formed and organized under the laws of New York, (“Broker” or “CF&CO.”)

RECITALS:

  Insider wishes to implement an automatic share purchase plan (the “Plan”) under which Insider may acquire issued and outstanding common shares of L.B. Foster Company (the “Common Shares”).
  Insider will engage Broker to act as its broker in respect of the purchase of Common Shares in accordance with the Plan.
  In order to dispel any inference that Insider is purchasing Common Shares under the Plan when in possession of material non-public information and to facilitate the purchase of Common Shares under the Plan during a quarterly insider trading blackout period instituted by L.B. Foster Company, Insider and Broker have determined that it is advisable that they enter into this agreement (the “Agreement”).

THEREFORE, Insider and Broker (collectively, the “Parties”) agree as follows:

  The Parties agree that this Agreement establishes a Plan in compliance with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the “SEA”) and this Plan shall be interpreted to comply with, and each Party will comply with, the requirements of Rule 10b5-1(c) under the SEA. Without limiting the foregoing, (a) the Insider acknowledges and agrees that it may not attempt to exercise any subsequent influence over how, when or whether to effect purchases of the Common Shares pursuant to the terms of this Agreement nor may it enter into or alter any corresponding or hedging transaction or position with respect to the Common Shares covered by this Agreement; and (b) Broker agrees that no person who exercises influence, directly or indirectly, on its behalf in effecting purchases of the Common Shares pursuant to the terms of this Plan may do so while aware of any material non-public information relating to the Common Shares of L.B. Foster Company.
  Effective on March 15, 2017, Broker is authorized to purchase Common Shares pursuant to the Plan on the open market and/or in block purchases in accordance with the instructions set forth in Schedule A (the “Purchase Instructions”) and otherwise subject to the restrictions set forth in this Agreement. Broker shall be entitled to a commission of $0.015 per Common Share purchased. All purchases of Common Shares under this Agreement shall be made in accordance with this Agreement (and Plan), the Purchase Instructions, any applicable securities laws and regulations, and the rules, policies and procedures of the markets where the transactions are placed.
  Broker agrees that it shall effect all purchases in accordance with this Agreement (and Plan) and the Purchase Instructions, and all purchases shall be made at the prevailing market prices, pursuant to the limitations stated in the Purchase Instructions.
  Broker shall not consult with Insider regarding any purchases of Common Shares to be made pursuant to this Agreement and Insider shall not seek to control or influence or disclose to Broker any information concerning L.B. Foster Company. or its securities that might influence the execution by Broker of the Purchase Instructions.
  This Agreement (and Plan) shall become effective as of the Effective Date and shall terminate on the earliest of:
    5:00 p.m. (New York time) on December 31, 2017;
    the date on which a total of $3,000,000.00 worth of Common Shares have been purchased under the Plan;
    the terms set forth in the Purchase Instructions have been met; and
    the date that is 1 trading day after the date on which Insider notifies Broker in writing that this Agreement shall terminate.
    Insider represents and warrants to Broker that:
      As of the date of this Agreement, it has no knowledge of a material fact or material change with respect to L.B. Foster Company that has not been generally disclosed;
      As of the date of this Agreement, it is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Broker from acting upon the Purchase Instructions;
      Execution of transactions under this Agreement pursuant to the Purchase Instructions will not violate that certain Standstill Agreement dated February 12, 2016 among L.B. Foster Company, Insider, and the following affiliated entities of Insider: Legion Partners, LP I; Legion Partners, LP II; Legion Partners Special Opportunities, LP II; Legion Partners, LLC; Legion Partners Holdings LLC; Bradley S. Vizi; Christopher S. Kiper; and Raymond White;
      It is entering into this Agreement in good faith and not as part of any scheme to evade compliance with federal or state securities laws; and
      All necessary corporate action on the part of Insider has been taken to authorize the entering into of this Agreement and this Agreement constitutes a valid and binding obligation of Insider enforceable against it in accordance with its terms.
    Broker represents and warrants to Insider that all necessary corporate action on the part of Broker has been taken to authorize the entering into of this Agreement and this Agreement constitutes a valid and binding obligation of Broker enforceable against it in accordance with its terms.
  Market Disruptions, Restrictions, etc.
  Insider shall notify Broker as soon as reasonably practicable if it becomes subject to any legal, regulatory or contractual restriction that would prohibit Broker from making purchases under this Plan (it being understood the Insider becoming aware of material, non-public information shall not constitute such a restriction), and, in such a case, the Insider and Broker shall cooperate to amend or otherwise revise this Plan to take account of such legal, regulatory or contractual restriction (provided that neither Party shall be required to take any action that would be inconsistent with the requirements of Rule 10b-5 or Rule 10b5-1(c) under the SEA).
  Insider understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any purchase cannot be executed as required by this Agreement due to a market disruption or legal, regulatory or contractual restriction applicable to Broker, Broker agrees, subject to Section 5, to refrain from making such purchase at such time and to effect such purchase as promptly as practical after the cessation or termination of such market disruption or applicable restriction.
  Broker agrees not to purchase Common Shares under this Plan after the Agreement and Plan are terminated under Section 5.
  If applicable, the terms of this Agreement and the Purchase Instructions shall be adjusted automatically on a proportionate basis to address any stock split, reverse stock split or stock dividend with respect to the Common Shares, or any change in the capitalization of Insider that occurs during the term hereof.
  Indemnification and Limitation on Liability.
  Insider agrees to indemnify and hold harmless Broker (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorneys’ fees and costs) arising out of or attributable to: (i) any material breach by the Insider of this Plan (including Insider representations and warranties), and (ii) any violation by Insider of applicable laws or regulations; provided, however, that Insider shall have no indemnification obligations in the case of gross negligence or willful misconduct of the Broker or any other indemnified person. This indemnification shall survive the termination of this Plan.
  Notwithstanding any other provision herein, neither Party shall be liable to the other for: (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, or loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.
  Insider acknowledges and agrees that Broker has not provided Insider with any tax, accounting or legal advice with respect to this Plan, including whether Insider would be entitled to any affirmative defenses.
  This Agreement may only be amended or terminated pursuant to paragraph 5 above by writing signed by the Parties; provided, however, that any such amendment shall only be permitted if at the time of such amendment Insider has no knowledge of a material fact or material change with respect to L.B. Foster Company that has not been generally disclosed. Any amendment made pursuant to this paragraph 9 shall be effective 5 trading days after the date on which the Parties agree to such amendment.
  Broker will provide Insider, at the end of each day on which Common Shares are purchased by Broker under the Plan, with all relevant information regarding such purchases as may be necessary to enable Insider to comply with its reporting and other obligations under applicable securities laws, including: the number of Common Shares purchased in each trade and the price(s) paid.
  Neither of the Parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other.
  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation) and permitted assigns.
  The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each of the Parties shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
  THIS AGREEMENT AND ANY CLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR CF&C0.’S ENGAGEMENT HEREUNDER, DIRECTLY OF INDIRECTLY (INCLUDING ANY CLAIM CONCERNING ADVICE PROVIDED PURSUANT TO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.
  The Parties each hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement. In addition, the Parties each hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.
  This Agreement may be executed by the Parties in counterparts and may be delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.